Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

For Immediate Release

Brookstone Announces Q4 and Yearly Sales, Reaffirms Earnings Guidance for Record Year

MERRIMACK, N.H., February 3, 2005 – Specialty retailer Brookstone, Inc. (Nasdaq: BKST) today announced total sales for the fourth quarter and fiscal year ended January 29, 2005, as well as earnings guidance for the year.

Total sales for the 13-week fourth quarter ended January 29, 2005, rose 8.5 percent to $238 million, compared to $219 million last year. Same-store sales for the 13-week period were flat compared to last year, while sales in Direct Marketing rose 24.5 percent to $47 million on a 46.7 percent increase in circulation.

For the 52-week period ended January 29, 2005, Brookstone total sales climbed 14.9 percent to $499 million, compared to $434 million last year, while same-store sales for fiscal year 2004 rose 6.3 percent. Direct Marketing sales climbed 20.8 percent to $91 million, on a 41.5 percent increase in circulation.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said: “Overall, we are pleased with our performance in 2004, particularly our 6.3 percent increase in same-store sales and the significant growth of our Direct Marketing segment. In 2004, we experienced successful new-product introductions in several key categories and enjoyed strong bottom-line success.”

Mr. Anthony concluded: “Based on our overall performance in 2004, we reaffirm our previous earnings guidance of $1.03 to $1.07 per diluted share, an increase of approximately 20 percent over last year’s record profit. Furthermore, we believe our 2004 results leave us well-positioned for success in 2005.”

Brookstone, Inc. is a product development and specialty retail company that operates 288 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalog titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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